EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of March 11, 2019, by and between MICHAEL McGAUGH (the “Executive”) and BMC STOCK HOLDINGS, INC. (the “Company”). (In this Agreement, the Executive or the Company may be referred to individually as a “Party” and together as the “Parties”.)

WHEREAS, Executive has been employed by the Company in the position of Executive Vice President and Chief Operating Officer since on or before February 1, 2017, originally pursuant to the terms of that certain Employment Agreement dated as of January 7, 2017 and subsequently pursuant to the terms of that certain Amended and Restated Employment Agreement dated as of August 1, 2017, as amended by that certain letter agreement dated as of August 27, 2018 (the Amended and Restated Employment Agreement dated as of August 1, 2017, as amended by that certain letter agreement dated as of August 27, 2018, is referred to herein as the “Amended and Restated Employment Agreement” and Section 3, Paragraph 3.4; Section 4; Section 5 and Section 6 of the Amended and Restated Employment Agreement are incorporated into this Agreement by this reference); and

WHEREAS: (1) Executive’s duties with the Company have extended throughout every state in the United States where the Company or any of its subsidiaries conducts or has conducted business or operates or has operated facilities during Executive’s employment; (2) because of Executive’s position during his employment, he has been given specialized Company training and has been given access to Proprietary Information (as defined in Section 4, Paragraph 4.1 of the Amended and Restated Employment Agreement); (3) Executive has therefore had access to, and experience with, employees, vendors and customers of the Company or its subsidiaries whose relationships with them have been developed at considerable time, effort and expense, using much of that Proprietary Information, all of which is highly valuable to the Company; (4) Executive has used the Proprietary Information and personally managed the Company’s and its subsidiaries’ efforts to develop relationships with employees, customers and vendors; and (5) Executive has participated in extremely sensitive discussions at the Company relating to its and its subsidiaries’ operations, employees, strategy, customers, vendors and competitors, which also includes and consists of the Proprietary Information, and he has been a key employee of the Company having special contacts to the Company’s industry; and

WHEREAS, the Company is eliminating Executive’s position and, as a result, is terminating Executive’s employment Without Cause (as defined in and in accordance with Section 3, Paragraph 3.1(c) of the Amended and Restated Employment Agreement) on the date described in Paragraph 1 below; and

WHEREAS, the Company desires to conclude the employment relationship on an amicable basis and resolve amicably, fully and finally all matters between the Company and the Executive, and in connection therewith also as additional consideration for certain covenants set forth in Section 5 of the Amended and Restated Employment Agreement and consistent with the provisions of Section 6, Paragraph 6.10 of the Amended and Restated Employment Agreement, the Company will provide the Executive the separation benefits to which he is entitled pursuant to Section 3, Paragraph 3.4 of the Amended and Restated Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly hereby acknowledged, the Parties agree as follows:

1.    Termination of Employment. The Parties agree that Executive’s employment with the Company and all of its subsidiaries or affiliates is terminated effective as of March 11, 2019 (the “Termination Date”), and as of the Termination Date, the Executive shall cease to hold all titles, positions, appointments and responsibilities that he holds with the Company or any of its subsidiaries or affiliates, whether as an officer, director, employee or otherwise.

2.     Payments Due to Executive. Executive acknowledges receipt of $23,850.96 from the Company, representing Executive’s accrued but unpaid Base Salary (as defined in Section 2, Paragraph 2.1(a) of the Amended and Restated Employment Agreement) and accrued but unpaid vacation pay through the Termination Date. Other than as expressly set forth in this Paragraph, Executive is not entitled to any consulting fees, wages, benefits or any other amounts with respect to his employment through the Termination Date; provided that the Executive shall be entitled to receive any vested amounts or benefits due under any tax-qualified retirement or group insurance plan or program in accordance with the terms thereof.

3.    Severance Benefits and Continuing Health Insurance Coverage. In consideration of Executive’s execution and non-revocation of this Agreement, the Company agrees to pay to Executive the amounts and provide to Executive the benefits, in each case, provided in Section 3, Paragraph 3.4 of the Amended and Restated Employment Agreement. For clarification, the aggregate severance amount will be $1,170,923, which consists of: (i) an amount ($594,059), paid to the Executive in substantially equal installments on a salary continuation basis according to the Company’s normal payroll practices over the period from the Termination Date through March 31, 2020, but in no event less frequently than monthly, (ii) the Executive’s target bonus in the amount of $563,750, payable to the Executive when the annual cash bonus for 2019 is paid to other executives of the Company, and (iii) continuation of eligible COBRA coverage for 12 months following the Termination Date in the amount of $13,114, subject to the Executive’s timely election of continuation coverage under COBRA and continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars). Additionally, effective as of the Termination Date, the Company shall accelerate the vesting of: (A) all of the Executive’s Company time-based equity compensation awards that were outstanding as of the Termination Date, to the extent that such awards would have vested within the twelve (12) months following the Termination Date, and (B) the Section 2.1(d) Grant (as defined in Section 2, Paragraph 2.1(d) of the Amended and Restated Employment Agreement). Notwithstanding anything to the contrary contained herein, if a Change in Control (as defined in Section 3.4, Paragraph 3.4(f) of the Amended and Restated Employment Agreement) occurs within ninety (90) days of the Termination Date, the Executive shall be entitled to all of the enhanced severance benefits set forth in Section 3.4(a)(v) of the Amended and Restated Employment Agreement, in accordance with the terms thereof. Consistent with Section 3.4, Paragraph 3.4(e) of the Amended and Restated Employment Agreement, the Executive shall have no duty or obligation to mitigate the amounts due above, and any amounts earned by the Executive from other employment shall not be offset or reduce the amounts due hereunder.

4.    General Release.

(a)    Executive, on behalf of Executive and his heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its officers, directors, managers, executives, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to the Executive’s employment with the Company and/or the separation of Executive from the Company.

(b)    This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive’s employment with and separation from the Company; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act and the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. § 1981 and any other federal or state law, local ordinance or common law including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; (iv) all Claims for reinstatement, attorney’s fees, interest, costs, wages or other compensation and (v) Claims Executive may have pursuant to an internal grievance procedure at Company.

(c)    Executive agrees that there is a risk that each and every injury which he may have suffered by reason of his employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company and Company Parties, and he fully understands that by the execution of this Agreement no further claims for any such injuries may ever be asserted.

(d)    This general release does not release any Claim that relates to: (i) Executive’s right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy or any contractual indemnification agreement; (iii) Executive’s right, if any, to government- provided unemployment and worker’s compensation benefits; or (iv) Executive’s rights under any Company Executive benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Executive’s employment. For the avoidance of doubt, notwithstanding any other provision in this Agreement to the contrary, Executive does not release or waive any rights or claims that may arise after the date this Agreement is executed or any claims for breach of this Agreement.

(e)    Executive agrees that the consideration set forth in Paragraph 3 above shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company or Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.

(f)    Executive understands and agrees that if any facts with respect to this Agreement or Executive’s prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.

(g)    Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:

(i)    Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised in writing to do so;

(ii)    Executive shall have a period of forty-five (45) days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the “Review Period”). Executive may at his option execute this Agreement at any time during the Review Period. If the Executive does not return the signed Agreement to the Company prior to the expiration of the forty-five (45)-day period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company;

(iii)    Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable with respect to any Claim under the ADEA until the seven (7)-day period has expired (“Revocation Period Expiration Date”). Notice of a revocation by the Executive must be made in writing to the designated representative of the Company (as described below) within the seven (7)-day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable against the Company or Company Parties. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7)-day revocation period.

In the event Executive elects to revoke this release pursuant to Paragraph 4(g)iii above, Executive shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: ATTN: General Counsel, Legal Department, BMC Stock Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, NC 27617. In the event that Executive exercises his right to revoke this release pursuant to Paragraph 4(g)iii above, any and all obligations of Company under this Agreement shall be null and void. Executive agrees that by signing this Agreement prior to the expiration of the forty-five (45) day period he has voluntarily waived his right to consider this Agreement for the full forty-five (45)-day period.

EXECUTIVE AGREES THAT THE CONSIDERATION RECEIVED BY HIM UNDER THIS AGREEMENT, INCLUDING THE PAYMENTS DESCRIBED ABOVE, IS IN FULL AND COMPLETE SATISFACTION OF ANY CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, AGAINST THE COMPANY OR ANY COMPANY PARTIES) OR THE TERMINATION OF THAT EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THAT BY ENTERING INTO THIS AGREEMENT,

HE NO LONGER HAS THE RIGHT TO ASSERT ANY CLAIM OR LAWSUIT OF ANY KIND ATTEMPTING TO RECOVER MONEY OR ANY OTHER RELIEF AGAINST THE COMPANY OR COMPANY PARTIES FOR ACTS OR INJURIES ARISING OUT OF EXECUTIVE’S FORMER EMPLOYMENT BY COMPANY OR THE TERMINATION OF THAT EMPLOYMENT.

5.    Review of Agreement; No Assignment of Claims. Executive represents and warrants that he (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against any of the Company Parties with any local, state, or federal agency or court.

6.    No Claims. Each Party represents that he or it has not filed any Claim against the other Party with any state, federal or local agency or court and that he or it will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, including but not limited to the provisions in Paragraph 4 above, nothing in this Agreement shall affect the National Labor Relations Board’s (“NLRB”), the Internal Revenue Service’s (“IRS”), the Equal Employment Opportunity Commission’s (“EEOC”), the Securities Exchange Commission’s (“SEC”), or any other state or federal governmental agency’s right and responsibility to enforce the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, or any other applicable state or federal or local law, nor shall anything in this Agreement be construed as a basis for interfering with Executive’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the NLRB, the IRS, the EEOC, the SEC or any other state, federal or local government agency; provided, further, that Executive acknowledges that if the EEOC or any other state, federal or local government entity commences an investigation on his behalf, Executive specifically waives and releases his right, if any, to receive any monetary or non-monetary personal relief or benefits of any sort whatsoever, and Executive will not seek or accept any monetary or non-monetary personal relief or benefits of any sort whatsoever, arising from any such investigation or otherwise, nor will Executive seek reinstatement to his former position with the Company. Executive further agrees that this Agreement may be pleaded as a complete bar to any action or suit before any administrative body, arbitrator or court with respect to any complaint, charge or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Executive’s employment or separation from employment with the Company.

7.    Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of Georgia without regard to provisions or principles thereof relating to conflict of laws.

8.    Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

9.    Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except immediate family members and Executive’s attorneys and financial advisers. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if compelled to do so by a court, but Executive agrees to notify the Company immediately if anyone seeks to compel Executive’s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort. Executive agrees that disclosure by Executive in violation of this Agreement would cause so much injury to the Company that money alone could not fully compensate the Company and that the Company is entitled to injunctive and equitable relief. Executive also agrees that the Company would be entitled to recover money from Executive if this Agreement were violated.

10.    Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive’s continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, including but not limited to those included in Sections 4, 5 and 6 of the Amended and Restated Employment Agreement, which are incorporated into this Agreement by reference (collectively, the “Continuing Obligations”). For the avoidance of doubt, Executive specifically covenants and agrees he is bound by and will abide by all such Continuing Obligations. For purposes of Section 5 of the Amended and Restated Employment Agreement as well as for purposes of this Agreement, the term “Listed Company” or “Listed Companies” means and includes, as of the date of this Agreement, the following ten (10) companies: Builders FirstSource, Inc.; 84 Lumber Company; HD Supply, Inc.; US LBM Holdings, LLC; Carter Lumber Company; McCoy Corporation d/b/a McCoy’s Building Supply; Beacon Roofing Supply, Inc.; ABC Supply Co., Inc.; Western Pacific Building Materials Inc.; and American Construction Source LLC. For the avoidance of doubt, the restrictions set forth in Section 5 of the Amended and Restated Employment Agreement shall terminate effective as of March 11, 2020.

11.    No Adverse Comments. For two (2) years after the Termination Date, Executive agrees not to make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company, its affiliates or any of their respective products, services, directors, officers or executives, provided that the foregoing shall not be violated by truthful testimony in response to legal process, normal competitive statements, rebuttal of statements by the other or actions to enforce his rights, and provided further that nothing in this Paragraph 11 shall affect the NLRB’s, the IRS’, the EEOC’s, the SEC’s, or any other state or federal governmental agency’s right and responsibility to enforce the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, or any other applicable state or federal or local law, nor shall anything in this Paragraph 11 be construed as a basis for interfering with Executive’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by the NLRB, the IRS, the EEOC, the SEC or any other state, federal or local government agency.

12.    Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between Company and Executive and supersede all previous communications, either oral or written, between the Parties with respect to the subject matter of this Agreement; provided, however, that the provisions of Section 3, Paragraph 3.4; Section 4; Section 5 and Section 6 of the Amended and Restated Employment Agreement survive and shall remain in full force and effect and inure to the benefit of the Executive and the Company and its past, present, and future subsidiaries and its or their related companies or affiliates and including, for the avoidance of doubt, the Company Parties. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either Party unless in writing signed by or on behalf of such Party. Notwithstanding the foregoing sentences in this paragraph, anything else in this paragraph, or anything else in this Agreement to the contrary, any arbitration agreement into which Executive entered with the Company or a related entity shall continue in full force and effect during and after the term of Executive’s employment. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE ACKNOWLEDGES THE FOLLOWING: HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HIS OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; HE HAS READ THIS AGREEMENT; HE FULLY UNDERSTANDS ITS TERMS; EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; HE HAS HAD AMPLE TIME TO CONSIDER HIS DECISION BEFORE ENTERING INTO THE AGREEMENT; EXECUTIVE ACKNOWLEDGES THAT HE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND EXECUTIVE AGREES THAT THE TERMS ARE BINDING UPON HIM.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED IN WRITING BY THE COMPANY OF HIS ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 4 ABOVE AND THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the Parties have executed this Agreement with effect as of the date first above written.

EXECUTIVE

/s/ Michael McGaugh
Michael McGaugh

BMC STOCK HOLDINGS, INC.

By: /s/ Timothy D. Johnson
Name: Timothy D. Johnson
Title: Executive Vice President, General Counsel and Corporate Secretary

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